EXHIBIT 5.1

Suite 409 – 221 West Esplanade North Vancouver, BC V7M 3J3 CANADA Telephone: (604) 973-0579 Facsimile: (604) 973-0280	CORPORATE AND SECURITIES LAWYERS

June 29, 2017

Xplosion Incorporated

Suite 223, 468 North Camden Drive

Beverly Hills, CA 90210

Ladies and Gentlemen,

Re:	Common Stock of Xplosion Incorporated Registered on Form S-1/A Amendment No. 3 filed on June 29, 2017

We have acted as counsel to Xplosion Incorporated (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on March 16, 2017, of a registration statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 3,000,000 shares of common stock for sale by the Company (the “Registered Shares”).

In connection with rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the proceedings of the Board of Directors of the Company relating to the proposed issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

We have also examined the originals or copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States, including the statutory provisions, all applicable provisions of Nevada law and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

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Suite 409 – 221 West Esplanade North Vancouver, BC V7M 3J3 CANADA Telephone: (604) 973-0579 Facsimile: (604) 973-0280	CORPORATE AND SECURITIES LAWYERS

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that:

1.	The 3,000,000 Registered Shares will be duly authorized by all requisite corporate action and will, subject to receipt by the Company of the offering price of $1.00 per Registered Share stipulated in the Registration Statement, be legally issued, fully paid and non-assessable under Nevada law, including the statutory provisions, all applicable provisions of Nevada law and all reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ William L. Macdonald
William L. Macdonald
On the behalf of
W.L. Macdonald Law Corporation

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